Exhibit 8.1

List of Subsidiaries and Consolidated Variable Interest Entity of the Registrant

Subsidiaries	Place of Incorporation
UA Mobile Limited	British Virgin Islands
Meta Reality Limited	British Virgin Islands
KK Mobile Investment Limited	Hong Kong
JPush Information Consultation (Shenzhen) Co., Ltd.	Mainland China
(吉浦斯信息咨询（深圳）有限公司)
Metaverse Cloud Pte Ltd	Singapore
Metaverse Cloud Sdn. Bhd.	Malaysia
GPTBots Inc	Cayman Islands
GPTBots Investment Limited	British Virgin Islands
GPTBots Hong Kong Limited	Hong Kong

Consolidated Variable Interest Entity	Place of Incorporation
Shenzhen Hexun Huagu Information Technology Co., Ltd.	Mainland China
(深圳市和讯华谷信息技术有限公司)
Wuhan SendCloud Technology Co., Ltd.	Mainland China
(武汉闪达科技有限公司)
Ifaxin (Hubei) Cloud Co., Ltd.	Mainland China
(爱发信（湖北）云计算有限公司)